Exhibit 4.8

EXECUTION COPY

AMENDED AND RESTATED

PREFERENCE SHARES GUARANTEE AGREEMENT

SHIRE FINANCE LIMITED

SHIRE PHARMACEUTICALS GROUP PLC

GUARANTOR

SHIRE PLC

GUARANTOR

THE BANK OF NEW YORK

GUARANTEE TRUSTEE

Dated as of September 23, 2005

CROSS-REFERENCE TABLE[1]

Section of Trust Indenture Act of 1939, as amended	Section of Guarantee

310(a)	4.01(a)
310(b)	2.09, 4.01(c)
310(c)	Inapplicable
311(a)	2.02(b)
311(b)	2.02(b)
311(c)	Inapplicable
312(a)	2.02(a)
312(b)	2.02(b)
313	2.03
314(a)	2.04
314(b)	Inapplicable
314(c)	2.05
314(d)	Inapplicable
314(f)	Inapplicable
315(a)	3.01(c), 3.01(d)
315(b)	2.07
315(c)	3.01(c)
315(d)	3.01(d)
316(a)	2.08

[1] This Cross-Reference Table does not constitute part of the Guarantee and shall not affect the interpretation of any of its terms or provisions.

TABLE OF CONTENTS

PAGE

	ARTICLE 1
	DEFINITIONS AND INTERPRETATION

Section 1.01.	Definitions and Interpretation	2

	ARTICLE 2
	TRUST INDENTURE ACT

Section 2.01.	Trust Indenture Act; Application	6
Section 2.02.	Lists of Holders of Securities	6
Section 2.03.	Reports by the Guarantee Trustee	6
Section 2.04.	Periodic Reports to Guarantee Trustee	6
Section 2.05.	Evidence of Compliance with Conditions Precedent	7
Section 2.06.	Events of Default; Waiver	7
Section 2.07.	Event of Default; Notice	7
Section 2.08.	Rights of Holders	8
Section 2.09.	Conflicting Interests	8

	ARTICLE 3
	POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

Section 3.01.	Powers, Duties and Rights of Guarantee Trustee	8
Section 3.02.	Certain Rights of Guarantee Trustee	10
Section 3.03.	Not Responsible for Recitals or Issuance of Guarantee	12

	ARTICLE 4
	GUARANTEE TRUSTEE

Section 4.01.	Guarantee Trustee; Eligibility	12
Section 4.02.	Appointment, Removal and Resignation of Guarantee Trustee	13

	ARTICLE 5
	GUARANTEE

Section 5.01.	Guarantee	14
Section 5.02.	Holdings Guarantee	15
Section 5.03.	Waiver of Notice and Demand	15
Section 5.04.	Obligations Not Affected	15
Section 5.05.	Action Against Guarantor and Holdings	17
Section 5.06.	Independent Obligations	17

i

		PAGE

Section 5.07.	Subrogation	17
Section 5.08.	Effective Date	17

	ARTICLE 6
	RANKING

Section 6.01.	Ranking	17

	ARTICLE 7
	REPRESENTATIONS AND WARRANTIES; AGREEMENTS OF THE GUARANTOR AND HOLDINGS

Section 7.01.	Representations and Warranties; Agreements of the Guarantor and Holdings	17
Section 7.02.	Agreements of the Guarantor	18
Section 7.03.	Agreements of Holdings	19

	ARTICLE 8
	TERMINATION

Section 8.01.	Termination	22

	ARTICLE 9
	INDEMNIFICATION

Section 9.01.	Exculpation	23
Section 9.02.	Indemnification	23

	ARTICLE 10
	MISCELLANEOUS

Section 10.01.	Successors and Assigns	24
Section 10.02.	Amendments	24
Section 10.03.	Judgment Currency Indemnity	24
Section 10.04.	Assignment of the Guarantor and Holdings	25
Section 10.05.	Notices	25
Section 10.06.	Governing Law	26
Section 10.07.	Jurisdiction and Service of Process	26

ii

     AMENDED AND RESTATED PREFERENCE SHARES GUARANTEE AGREEMENT, dated as of September 23, 2005, among Shire Pharmaceuticals Group plc, a public limited company organized under the laws of England and Wales, as guarantor (“Group” or the “Guarantor”), Shire plc, a public limited company organized under the laws of England and Wales, as guarantor (“Holdings”), and The Bank of New York, a New York banking corporation, as trustee (the “Guarantee Trustee”), for the benefit of any Holders (as defined herein) from time to time of the Preference Shares (as defined herein) of Shire Finance Limited, an exempted limited company duly organized and existing under the laws of the Cayman Islands (the “Issuer”).

     WHEREAS, pursuant to an Indenture dated as of August 21, 2001 among the Issuer, Group and The Bank of New York, as trustee, as amended from time to time (the “Indenture”), the Issuer issued 2.00% Guaranteed Convertible Senior Notes Due 2011 (the “Securities”) convertible into Exchangeable Redeemable Preference Shares with a nominal value of $1 each (the “Preference Shares”) in the capital of the Issuer;

     WHEREAS, Group and the Guarantee Trustee are parties to that certain Guarantee dated as of August 21, 2001 (such Guarantee, the “Original Guarantee”, and as amended and restated herein, the “Guarantee”), pursuant to which, as incentive for the initial purchasers to purchase the Securities, the Guarantor irrevocably and unconditionally agreed, to the extent set forth therein, to pay to any subsequent Holders from time to time of the Preference Shares the Guarantee Payments (as defined herein), to make certain other payments and to give certain covenants, on the terms and conditions set forth herein;

     WHEREAS, Group proposes to complete a Scheme of Arrangement under the United Kingdom Companies Act 1985 of in November 2005 (the “Scheme of Arrangement”) pursuant to which Group will become a wholly-owned subsidiary of Holdings, with the holders of Group’s ordinary shares becoming holders of Ordinary Shares;

     WHEREAS, the Issuer, the Guarantor and Holdings desire to amend and restate the Indenture to provide, among other things, that each Preference Share shall, from and after the effective date of the Scheme of Arrangement, be exchangeable for a number of Ordinary Shares equal to the number of ordinary shares of Group that would have been issuable upon exchange of such Preference Share immediately prior to the effective date of the Scheme of Arrangement (the “Indenture Amendments”);

     WHEREAS, this restatement amends and restates the Original Guarantee to add Holdings as a guarantor and obligor, to the extent set forth herein, in order to give effect to the succession by Holdings of the Guarantor’s role as the publicly listed parent company of the corporate group;

     WHEREAS, the Guarantor and Holdings desire this restatement to be effective upon the effectiveness the Indenture Amendments; and

     WHEREAS, in consideration of the covenants and agreements of Holdings made herein and other good and valuable consideration, receipt of which is hereby acknowledged, each of Group, Holdings and the Guarantee Trustee desires to enter into this Guarantee.

     NOW, THEREFORE, in consideration of the purchase by the initial purchasers and any subsequent holder from time to time of Securities, which purchase the Guarantor and Holdings hereby agree shall benefit the Guarantor and Holdings, the Guarantor and Holdings execute and deliver this restated Guarantee, with effect upon the effective date of the Indenture Amendments, for the benefit of any and all Holders and subsequent Holders from time to time of the Preference Shares.

     Upon the execution and delivery of counterpart signature pages hereto by the Group, Holdings and the Guarantee Trustee, and upon the effective date of the Indenture Amendments, the Original Guarantee will be automatically amended and restated in its entirety to read as provided herein.

ARTICLE 1
 DEFINITIONS AND INTERPRETATION

     Section 1.01. Definitions and Interpretation. In this Guarantee, unless the context otherwise requires:

     (a) capitalized terms used in this Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.01;

     (b) Capitalized terms used in this Guarantee but not defined in the preamble above or in this Section 1.01 have the respective meanings assigned to them in the Indenture;

     (c) a term defined anywhere in this Guarantee has the same meaning throughout;

     (d) all references to “the Guarantee” or “this Guarantee” are to this Guarantee as modified, supplemented or amended from time to time;

     (e) all references in this Guarantee to Articles and Sections are to Articles and Sections of this Guarantee, unless otherwise specified; and

     (f) a reference to the singular includes the plural and vice versa.

     “ADR Depositary” means any depositary for the deposit of Ordinary Shares against the issuance of ADRs evidencing ADSs representing such Ordinary Shares.

     “ADRs” has the meaning set forth in Section 7.02(d) .

     “ADSs” means American depositary shares, each initially representing three Ordinary Shares.

     “Affiliate” means, with respect to any specified person, any other person that directly or indirectly controls or is controlled by, or is under common control with, such specified person.

     “Articles” means the Amended and Restated Memorandum and Articles of Association of the Issuer, as may be further amended and restated from time to time.

     “Authorized Officer” of a Person means any Person that is authorized to bind such Person.

     “Business Day” has the meaning set forth for such terms in the Indenture.

     “Conversion and Exchange Rights” means the right of each holder of Securities to convert Securities into Preference Shares which shall be exchanged, pursuant and subject to the Indenture, the terms of the Securities, the Articles of the Issuer and this Guarantee, into Ordinary Shares or, at the option of the Holder, ADSs, at any time up to and including August 14, 2011.

     “Corporate Trust Office” means the principal trust office of the Guarantee Trustee at which, at any particular time, its corporate trust business shall be principally administered, which office at the date hereof is located at 101 Barclay Street, Floor 21 West, New York, NY 10286, Attention: Corporate Trust Administration.

     “Covered Person” means any Holder or beneficial owner of Preference Shares.

     “Dividend Payment Date” has the meaning specified for such term in the Articles.

     “Dividend Period” has the meaning specified for such term in the Articles.

     “Dividend Rate” means a fixed rate per annum of 2,000% of the nominal value of each Preference Share.

     “Dividends” means cash income dividends and other distributions with respect to the Preference Shares.

     “Event of Default” means a default by the Guarantor or Holdings on any of its payment or other obligations under this Guarantee.

     “Group” has the meaning set forth in the first paragraph of this Guarantee.

     “Guarantee Payments” has the meaning set forth in Section 5.01.

     “Guarantee Trustee” means The Bank of New York, a New York banking corporation, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee by executing a counterpart hereof and becoming a party hereto and thereafter means each such Successor Guarantee Trustee.

     “Guarantor” has the meaning set forth in the first paragraph of this Guarantee.

     “Holder” means a Person in whose name a Preference Share is registered on the books and records of the Issuer; provided that solely for the purposes of determining whether the Holders of the requisite liquidation preference of Preference Share have given any request, notice, consent or waiver with respect to any matter provided for in this Agreement, “Holder” shall not include the Guarantor or Holdings or any Affiliate of the Guarantor or Holdings.

     “Holdings” has the meaning set forth in the first paragraph of this Guarantee.

     “Indemnified Person” means the Guarantee Trustee, any Affiliate of the Guarantee Trustee, or any officer, director, shareholder, member, partner, employee, representative, nominee, custodian or agent of the Guarantee Trustee.

     “Indenture” has the meaning set forth in the first recital to this Guarantee.

     “Indenture Amendments” has the meaning set forth in the fourth recital to this Guarantee.

     “Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time, or any successor legislation.

     “Issuer” has the meaning set forth in the first paragraph of this Guarantee.

     “Majority” means, except as provided by the Trust Indenture Act, a vote by Holder(s) of Preference Shares, voting separately as a class, of more than 50% of the liquidation preference of all Preference Shares.

     “Officers’ Certificate” means, with respect to any Person, a certificate signed by two Authorized Officers of such Person.

     “Ordinary Shares” means the ordinary shares, nominal value U.K. 350 pence per share (including as the same may be reduced to nominal value U.K. 5 pence per share pursuant to the Scheme of Arrangement), of Holdings at the effective date of this instrument. Shares issuable on conversion of Preference Shares shall include only Ordinary Shares or shares of any class or classes of ordinary shares resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Preference Shares shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

     “Original Guarantee” has the meaning set forth in the second recital to this Guarantee.

     “Preference Shares” has the meaning set forth in the first recital to this Guarantee.

     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof or any other entity of whatever nature.

     “Redemption Price” has the meaning set forth in Section 5.01(a)(ii) .

     “Register” has the meaning set forth in Section 2.02.

     “Responsible Officer” means, with respect to the Guarantee Trustee, any officer within the Corporate Trust Office of the Guarantee Trustee, including any vice president, any assistant vice president, any secretary, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

     “Scheme of Arrangement” has the meaning set forth in the third recital to this Guarantee.

     “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, or any successor legislation.

     “Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.01.

     “Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended from time to time, or any successor legislation.

ARTICLE 2
 TRUST INDENTURE ACT

     Section 2.01. Trust Indenture Act; Application. (a) This Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee and shall, to the extent applicable, be governed by such provisions. A term defined in the Trust Indenture Act has the same meaning when used in this Guarantee, unless otherwise defined in this Guarantee or unless the context otherwise requires.

     (b) If and to the extent that any provision of this Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

     Section 2.02. Lists of Holders of Securities. (a) The Guarantee Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Preference Shares (the “Register”) and shall at all times keep the Register outside the United Kingdom. If the Guarantee Trustee is not the keeper of the Register, Holdings shall furnish to the Guarantee Trustee (i) within 14 days after each record date for payment of Dividends and (ii) at any other time within 30 days of receipt by Holdings of a written request, a list, in such form and as of such date as the Guarantee Trustee may reasonably require, containing all the information in the possession or control of the keeper of the Register, the Guarantor or Holdings any of their respective paying agents other than the Guarantee Trustee as to the names and addresses of Holders of Preference Shares.

     (b) The Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and 312(b) of the Trust Indenture Act.

     Section 2.03. Reports by the Guarantee Trustee. Within 60 days after May 15 of each year, the Guarantee Trustee shall provide to the Holders of the Preference Shares such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

     Section 2.04. Periodic Reports to Guarantee Trustee. The Guarantor and Holdings shall provide to the Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s or Holdings’ compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates).

     Section 2.05. Evidence of Compliance with Conditions Precedent. The Guarantor and Holdings shall provide to the Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate and shall include:

     (a) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definition relating thereto;

     (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

     (c) a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

     (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

     Section 2.06. Events of Default; Waiver. The Holders of a Majority of the Preference Shares may, by vote, on behalf of the Holders of all of the Preference Shares, waive any past Event of Default and its consequences except an Event of Default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of each Holder of Preference Shares. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

     Section 2.07. Event of Default; Notice. (a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Preference Shares, notices of all Events of Default actually known to a Responsible Officer of the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or a Responsible Officer of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Preference Shares.

     (b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless a Responsible Officer of the Guarantee Trustee shall have received written notice, or a Responsible Officer of the Guarantee Trustee charged with the administration of the Guarantee shall have obtained actual knowledge, of such Event of Default.

     Section 2.08. Rights of Holders. (a) The Holders of a Majority of the Preference Shares have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee.

     (b) If the Guarantee Trustee fails to enforce its rights under the Guarantee after a Holder of Preference Shares has made a written request, such Holder of Preference Shares may institute a legal proceeding directly against the Guarantor and Holdings to enforce the Guarantee Trustee’s rights under Article 5 or Article 7 of this Guarantee, without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Guarantor and Holdings have failed to make a Guarantee Payment, a Holder of Preference Shares may directly institute a proceeding in such Holder’s own name against the Guarantor and Holdings for enforcement of Article 5 of this Guarantee for such payment.

     (c) For so long as any Preference Shares remain outstanding, a Holder of Preference Shares may exercise directly any right or power of a Holder of Preference Shares under this Section 2.08.

     (d) The guarantee herein is a guarantee of payment under the Preference Shares. As a result, in no event shall the rights to take remedial action under this Guarantee result in any Holder of Preference Shares receiving any amount in excess of the amounts due to such Holder in accordance with the terms of the Articles and the Preference Shares, or receiving any amount due and payable to such Holder as a Holder of Preference Shares sooner than the time at which such Holder is entitled to receive such amounts in accordance with the terms of the Indenture, the Securities, the Articles and the Preference Shares.

     Section 2.09. Conflicting Interests. The Articles shall be deemed to be specifically described in this Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE 3
 POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

     Section 3.01. Powers, Duties and Rights of Guarantee Trustee. (a) This Guarantee shall be held by the Guarantee Trustee for the benefit of the Holders of the Preference Shares, and the Guarantee Trustee shall not transfer this Guarantee to any Person except a Holder of Preference Shares exercising his or her rights pursuant to Section 2.08(b) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

     (b) If an Event of Default actually known to a Responsible Officer of the Guarantee Trustee has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee for the benefit of the Holders of the Preference Shares.

     (c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee, and no implied covenants shall be read into this Guarantee against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.06 and is actually known to a Responsible Officer of the Guarantee Trustee), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

     (d) No provision of this Guarantee shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

     (i) Prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

     (A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee, and no implied covenants or obligations shall be read into this Guarantee against the Guarantee Trustee; and

     (B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

     (ii) The Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

     (iii) The Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority of the Preference Shares relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee; and

     (iv) No provision of this Guarantee shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability, or indemnity, satisfactory to the Guarantee Trustee, against such expense, risk or liability, is not assured to it under the terms of this Guarantee.

     Section 3.02. Certain Rights of Guarantee Trustee. (a) Subject to the provisions of Section 3.01:

     (i) The Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

     (ii) Any direction or act of the Guarantor or Holdings contemplated by this Guarantee shall be sufficiently evidenced by an Officers’ Certificate.

     (iii) Whenever, in the administration of this Guarantee, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor and/or Holdings severally.

     (iv) The Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

     (v) The Guarantee Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to Holdings or any of its Affiliates and may include any of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee from any court of competent jurisdiction.

     (vi) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity, satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided, however, that nothing contained in this Section 3.02(a)(vi) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee.

     (vii) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit but shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

     (viii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

     (ix) Any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders of the Preference Shares, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee, both of which shall be conclusively evidenced by the Guarantee Trustee or its agent taking such action.

     (x) Whenever in the administration of this Guarantee the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (i) may request written instructions from the Holders of a Majority of the Preference Shares, (ii) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received and (iii) shall be protected in conclusively relying on or acting in accordance with such written instructions.

     (xi) The Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith, without negligence, and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Guarantee.

     (b) No provision of this Guarantee shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty.

     Section 3.03. Not Responsible for Recitals or Issuance of Guarantee. The recitals contained in this Guarantee shall be taken as the statements of the Guarantor and Holdings severally, and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Guarantee.

ARTICLE 4
 GUARANTEE TRUSTEE

     Section 4.01. Guarantee Trustee; Eligibility. (a) There shall at all times be a Guarantee Trustee which shall:

     (i) not be an Affiliate of the Guarantor or Holdings; and

     (ii) be a corporation organized and doing business under the laws of the United States of America or any State thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by U.S. federal or State authority, in good standing and having an office or agent in the Borough of Manhattan, The City of New York. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.01(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

     (b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.01(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.02(c) .

     (c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee, Guarantor and Holdings shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

     (d) The Guarantee Trustee represents and warrants that:

     (i) the Guarantee Trustee is a New York banking corporation with trust powers, duly organized, validly existing and in good standing under the laws of the State of New York, with trust power and authority to execute and deliver, and to carry out and perform its obligations under, this Guarantee; and

     (ii) the execution, delivery and performance by the Guarantee Trustee of this Guarantee has been duly authorized by all necessary corporate action on the part of the Guarantee Trustee. This Guarantee has been duly executed and delivered by the Guarantee Trustee.

     Section 4.02. Appointment, Removal and Resignation of Guarantee Trustee. (a) Subject to Section 4.02(b), the Guarantee Trustee may be appointed or removed without cause at any time by Holdings (i) except during an Event of Default and (ii) so long as the Issuer shall not be in default in the payment of amounts due and payable under the Preference Shares.

     (b) The Guarantee Trustee shall not be removed in accordance with Section 4.02(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor and Holdings.

     (c) The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor and Holdings, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and Holdings and the resigning Guarantee Trustee.

     (d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.02 within 60 days after delivery of an instrument of removal or resignation, the Guarantee Trustee resigning or being removed may petition, at the expense of Holdings, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

     (e) No Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Guarantee Trustee.

     (f) Upon termination of this Guarantee or removal or resignation of the Guarantee Trustee pursuant to this Section 4.02, and before the appointment of any Successor Guarantee Trustee, Holdings shall pay to the Guarantee Trustee all amounts to which it is entitled to the date of such termination, removal or resignation.

ARTICLE 5
 GUARANTEE

     Section 5.01. Guarantee. (a) The Guarantor irrevocably and unconditionally agrees, subject to the limitations set forth in this Guarantee, the full and punctual payment to each Holder from time to time, whether such rights under this Guarantee are asserted by the Guarantee Trustee or directly by any such Holder (without duplication of amounts theretofore paid by the Issuer or the Guarantor), if, as and when due, regardless of any defense, right of setoff or counterclaim that the Issuer may have or assert (other than the defense of payment) of the following:

     (i) any due but unpaid Dividends on any Preference Shares held by such Holder;

     (ii) any amounts due in respect of a Preference Share (in accordance with the terms of the Articles) but unpaid upon exercise by a Holder of its right to require redemption of such Preference Share or in respect of a Preference Share otherwise due for redemption (the “Redemption Price”); and

     (iii) the amount payable to a Holder in respect of a Preference Share upon any dissolution, liquidation or winding up of the Issuer;

(collectively, the “Guarantee Payments”).

     (b) The guarantee under this Section 5.01 shall extend equally to all Dividends, redemption monies, liquidation payments and other amounts expressed to be payable in respect of any Preference Share that shall not have been issued as required by the terms of the Securities and of the Indenture but which would have been payable on such Preference Share had the same been issued when so required.

     (c) The Guarantee Payments are payable hereunder whether or not the Issuer had legally available funds for the making of a Dividend, a redemption payment or a liquidation payment, as applicable.

     (d) All Guarantee Payments shall include interest accrued on such Guarantee Payments, at a rate of 2.00 per annum, from the date of the claim asserted under this Guarantee relating to such Guarantee Payments through the date of payment of or the date full payment is offered on such claim.

     (e) The Guarantor’s obligation to make any of the payments listed in (i) through (iii) in Section 5.01(a) above may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

     Section 5.02. Holdings Guarantee. Holdings irrevocably and unconditionally agrees that each of the provisions of Section 5.01(a) shall apply to Holdings just as it applies to the Guarantor and that Holdings shall be deemed a guarantor hereunder to the same extent as the Guarantor.

     Section 5.03. Waiver of Notice and Demand. The Guarantor and Holdings hereby severally waive notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor and Holdings severally, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands (in each case in respect of Guarantee Payments only).

     Section 5.04. Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor and Holdings severally under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

     (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preference Shares to be performed or observed by the Issuer;

     (b) the extension of time for the payment by the Issuer of all or any portion of the Dividends, Redemption Price, liquidation preference or any other sums payable under the terms of the Preference Shares or the extension of time for the performance of any other obligation under, arising out of; or in connection with, the Preference Shares; provided that nothing in this Guarantee shall affect or impair any valid extension;

     (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preference Shares, or any action on the part of the Issuer granting indulgence or extension of any kind;

     (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

     (e) any invalidity of, or defect or deficiency in, the Preference Shares or any failure by or on behalf of the Issuer or by the Issuer in general meeting to declare or approve Dividend, redemption or liquidation payments or other amounts expressed to be payable in respect of the Preference Shares;

     (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred;

     (g) the unavailability to the Issuer under Cayman Islands law of legally available funds to make payments due on the Preference Shares or any other prohibition under applicable law of payments on the Preference Shares; or

     (h) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.04 that the several obligations of the Guarantor and Holdings under this Article 5 shall be absolute and unconditional under any and all circumstances.

     There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor or Holdings with respect to the happening of any of the foregoing.

     Section 5.05. Action Against Guarantor and Holdings. In respect of Guarantee Payments only, each of the Guarantor and Holdings severally waives any right or remedy to require that any action be brought first against the Issuer or any other person or entity before proceeding directly against the Guarantor or Holdings.

     Section 5.06. Independent Obligations. The Guarantor and Holdings severally acknowledge that their obligations hereunder are independent of the obligations of the Issuer with respect to the Preference Shares, and that the Guarantor and Holdings shall be liable severally as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (h), inclusive, of Section 5.04 hereof.

     Section 5.07. Subrogation. Upon making any payment pursuant to Section 5.01, the Guarantor and Holdings shall be severally subrogated to the rights of the payee against the Issuer with respect to such payment; provided, however, that neither the Guarantor nor Holdings shall enforce any payment by way of subrogation if any Preference Shares are outstanding.

     Section 5.08. Effective Date. The effectiveness of this Amended and Restated Guarantee shall be conditional in all respects upon the Indenture Amendments becoming effective.

ARTICLE 6
 RANKING

     Section 6.01. Ranking. Each of the several guarantees under Section 5.01 and Section 5.02 constitutes a direct, unconditional and unsecured obligation of the Guarantor and Holdings severally and will rank at least equally with all other unsecured and unsubordinated obligations of the Guarantor and Holdings severally (including unsecured and unsubordinated guarantees by the Guarantor and Holdings of indebtedness of others), subject in the event of insolvency, to laws of general applicability relating to or affecting creditors’ rights.

ARTICLE 7
 REPRESENTATIONS AND WARRANTIES; AGREEMENTS OF THE GUARANTOR AND HOLDINGS

     Section 7.01. Representations and Warranties; Agreements of the Guarantor and Holdings. The Guarantor and Holdings each severally represents and warrants that:

     (a) It is duly organized and validly existing under the laws of England and Wales, with power and authority to execute and deliver, and to carry out and perform its obligations under, this Guarantee; and

     (b) The execution, delivery and performance by the Guarantor and Holdings respectively of this Guarantee has been duly authorized by all necessary corporate action on the part of the Guarantor and Holdings respectively. This Guarantee has been duly executed and delivered by the Guarantor and Holdings respectively.

     Section 7.02. Agreements of the Guarantor. (a) The Guarantor hereby agrees:

     (i) that, in the event of failure of the Issuer to perform any of its obligations or to enforce when due any of the rights of the Issuer in respect of the exercise of any Conversion and Exchange Rights, the issue of any Preference Shares on any such exercise and the exchange of Preference Shares for Ordinary Shares or ADSs pursuant to the exercise of Conversion and Exchange Rights, in each case in accordance with the Articles and as referred to in the terms of the Securities and the Indenture, the Guarantor will procure the performance by the Issuer of all such obligations and the enforcement by the Issuer of all such rights;

     (ii) to assign to Holdings its obligations under Section 7.02(a)(ii) of the Original Guarantee, as a consequence of the succession of Holdings as the publicly listed company of the corporate group; and

     (iii) that, while any Security remains Outstanding, it will not consent to, and will procure that the Issuer will not make, any amendment to Article 9 of the Articles which would vary, abrogate or modify the rights attaching to the Preference Shares save with (a) the consent of the Trustee or (b) (1) the written consent of the holders of not less than a majority in principal amount of the Outstanding Securities by the Act of said holders delivered to the Issuer, the Guarantor and the Trustee; or (2) by the adoption of a resolution, at a meeting of holders of the Outstanding Securities at which a quorum is present, by the holders of a majority in principal amount of the Outstanding Securities represented at such meeting, provided, however, that the consent or affirmative vote of the holder of each Outstanding Security adversely affected shall be required before any amendment is made to Article 9 of the Articles which is adverse to the holders of the Securities, and provided further that no consent of the Trustee nor consent or affirmative vote of any holder of Securities shall be required in relation to any amendment which (i) does not adversely affect the interests of any holder of Securities or (ii) is to cure any ambiguity, omission or defect or to correct or supplement any provision of Article 9 of the Articles which may be inconsistent with any other provision of the Articles or which is otherwise defective, or to make any other provisions with respect to matters arising under the Articles as the Issuer, the Guarantor and the Trustee may deem necessary or desirable, in each case which does not adversely affect the interests of the holders of the Securities.

     (b) The Guarantor, for so long as any Securities remain outstanding shall use its reasonable efforts to ensure that the Issuer will not be an “investment company” within the meaning of the Investment Company Act or a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.

     (c) The Guarantor agrees to use all reasonable efforts to ensure that all corporate steps, including obtaining shareholder approvals if necessary, have been taken for the allotment and issue of the Ordinary Shares or ADSs, free of pre-emptive rights upon the exercise of Conversion and Exchange Rights.

     (d) The Guarantor agrees to pay all stamp, stamp duty reserve or other issuance or documentary taxes or duties payable in the Cayman Islands, the United Kingdom or the United States in connection with (A) the issuance of Ordinary Shares upon any Conversion and Exchange and (B) their deposit with the ADR Depositary against issuance of American depositary receipts (the “ADRs”) evidencing American depositary shares representing the Ordinary Shares, provided, however, that the Guarantor shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Preference Shares, Ordinary Shares or ADSs in a name other than the Holder of the Security or Securities to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Issuer or the Guarantor the amount of any such tax or duty, or has established to the satisfaction of the Issuer and the Guarantor that such tax or duty has been paid. Thus Guarantor will not be obligated to pay, and each relevant Holder of Preference Shares must pay, all other taxes arising in connection with such exchange.

     (e) The Guarantor agrees, as a consequence of the succession of Holdings as the publicly listed company of the corporate group, to assign to Holdings its obligations under Section 7.02(e) of the Original Guarantee.

     Section 7.03. Agreements of Holdings. (a) Holdings hereby agrees:

     (i) that, in the event of failure of the Issuer to perform any of its obligations or to enforce when due any of the rights of the Issuer in respect of the exercise of any Conversion and Exchange Rights, the issue of any Preference Shares on any such exercise and the exchange of

Preference Shares for Ordinary Shares or ADSs pursuant to the exercise of Conversion and Exchange Rights, in each case in accordance with the Articles and as referred to in the terms of the Securities and the Indenture, Holdings will procure the performance by the Issuer of all such obligations and the enforcement by the Issuer of all such rights;

     (ii) to assume, as the successor publicly listed parent company of the corporate group, the Guarantor’s obligations under Section 7.02(a)(ii) of the Original Guarantee, and not to alter its obligation pursuant to a tripartite contract among the Issuer, the Guarantor and Holdings to issue Ordinary Shares or ADSs to holders of Preference Shares in order that the Issuer might meet its exchange obligations in respect of the Preference Shares in accordance with the Articles;

     (iii) that, while any Security remains Outstanding, it will not consent to, and will procure that the Issuer will not make, any amendment to Article 9 of the Articles which would vary, abrogate or modify the rights attaching to the Preference Shares save with (a) the consent of the Trustee or (b) (1) the written consent of the holders of not less than a majority in principal amount of the Outstanding Securities by the Act of said holders delivered to the Issuer, the Guarantor, Holdings and the Trustee; or (2) by the adoption of a resolution, at a meeting of holders of the Outstanding Securities at which a quorum is present, by the holders of a majority in principal amount of the Outstanding Securities represented at such meeting, provided, however, that the consent or affirmative vote of the holder of each Outstanding Security adversely affected shall be required before any amendment is made to Article 9 of the Articles which is adverse to the holders of the Securities, and provided further that no consent of the Trustee nor consent or affirmative vote of any holder of Securities shall be required in relation to any amendment which (i) does not adversely affect the interests of any holder of Securities or (ii) is to cure any ambiguity, omission or defect or to correct or supplement any provision of Article 9 of the Articles which may be inconsistent with any other provision of the Articles or which is otherwise defective, or to make any other provisions with respect to matters arising under the Articles as the Issuer, the Guarantor and the Trustee may deem necessary or desirable, in each case which does not adversely affect the interests of the holders of the Securities.

     (b) Holdings, for so long as any Securities remain outstanding, shall use its reasonable efforts to ensure that the Issuer will not be an “investment company” within the meaning of the Investment Company Act or a PFIC within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.

     (c) Holdings agrees to use all reasonable efforts to ensure that all corporate steps, including obtaining shareholder approvals if necessary,

have been taken for the allotment and issue of the Ordinary Shares or ADSs, free of pre-emptive rights upon the exercise of Conversion and Exchange Rights.

     (d) Holdings agrees to pay all stamp, stamp duty reserve or other issuance or documentary taxes or duties payable in the Cayman Islands, the United Kingdom or the United States in connection with (A) the issuance of Ordinary Shares upon any Conversion and Exchange and (B) their deposit with the ADR Depositary against issuance of ADRs evidencing American depositary shares representing the Ordinary Shares, provided, however, that Holdings shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Preference Shares, Ordinary Shares or ADSs in a name other than that of the Holder of the Security or Securities to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Issuer or the Guarantor the amount of any such tax or duty, or has established to the satisfaction of the Issuer and the Guarantor that such tax or duty has been paid. Holdings will not be obligated to pay, and each relevant Holder of Preference Shares must pay, all other taxes arising in connection with such exchange.

     (e) Holdings, as the successor publicly listed parent company of the corporate group, agrees to assume the Guarantor’s obligations under Section 7.02(e) of the Original Guarantee, and accordingly Holdings agrees that it will, at all times while Securities are outstanding, save with either (i) the written consent of the Holders of not less than a majority in principal amount of the Outstanding Securities, by Act of said Holders delivered to the Issuer, the Guarantor, Holdings and the Trustee; (ii) the adoption of a resolution, at a meeting of Holders of the Outstanding Securities at which a quorum is present, by the Holders of a majority in principal amount of the Outstanding Securities represented at such meeting; or (iii) the consent of the Trustee where, in the opinion of the Trustee, it is not materially prejudicial to the interests of the Holders of the Securities to give such approval:

     (A) at all times keep available for issue free from pre- emptive rights out of its authorized but unissued capital such number of Ordinary Shares as would enable the obligation of the Issuer to procure that Preference Shares issued upon conversion of the Securities be exchanged for Ordinary Shares in accordance with the Memorandum and Articles of Association of the Issuer to be satisfied in full;

     (B) not in any way modify the rights attaching to the Ordinary Shares with respect to voting, dividends or liquidation nor issue any other class of equity share capital carrying any rights which are more favorable than such rights except that nothing in this clause (B) shall prevent (1) the issue of equity share capital to employees (including directors and executive officers) of Group or any of its Subsidiaries or associated undertakings pursuant to any employees’ share plan or option plan; (2) any consolidation or subdivision of the Ordinary Shares; (3) any modification of such rights which is not materially prejudicial to the interests of the Holders of the Securities; (4) any alteration to the Articles made in connection with any matters referred to in this clause (B) or supplemental or incidental thereto; (5) any issue of Ordinary Shares in connection with and upon (x) exchange of the exchangeable shares of Shire Acquisition Inc. or the remaining outstanding shares of Roberts Pharmaceutical Corporation or (y) the conversion of the unsecured convertible zero coupon loan note due to Arenol Corporation; or (6) any issue of equity share capital where the issue of such equity share capital results (or would, but for the fact that the adjustment would be less than one percent of the Exchange Ratio or that the relevant issue were at less than 95% of the current market price per Ordinary Share on the relevant Trading Day, result) in an adjustment to the Exchange Ratio; and

     (C) not reduce its issued share capital, share premium account or capital redemption reserve or any uncalled liability in respect thereof except (1) pursuant to the terms of issue of the relevant share capital; (2) by means of a purchase or redemption; (3) as permitted by Section 130(2) of the Companies Act 1985; (4) where the reduction does not involve any distribution of assets; (5) where the reduction results in (or would, but for the fact that the adjustment would be less than one percent of the Exchange Ratio then in effect, result in) an adjustment to the Exchange Ratio; or (6) solely in relation to a change in the currency in which the nominal value of the Ordinary Shares is expressed.

ARTICLE 8
 TERMINATION

     Section 8.01. Termination. This Guarantee shall terminate upon, and be of no further force and effect from the earlier of (i) full payment of the Redemption Price (in accordance with the Articles) for all Preference Shares issued or issuable upon conversion of any outstanding Securities not previously converted, or purchase and cancellation of all such Preference Shares, (ii) if any such Preference Shares are no longer outstanding but clause (i) is not satisfied, the full payment of the Redemption Price for all such Preference Shares or purchase and cancellation of all such Preference Shares, (iii) full payment of the $1,000 liquidation preference per security for all such Preference Shares, plus any accrued and unpaid Dividends thereon, or (iv) if any such Preference Shares are no longer outstanding but clause (i) is not satisfied, full payment of the $1,000 liquidation preference per security for all such Preference Shares, plus any accumulated and unpaid Dividends thereon, provided, however, that this Guarantee will continue to be effective (x) for so long as any Securities remain outstanding and (y) until such times as all Holders of any Preference Shares issued or issuable upon conversion of any outstanding Securities not previously converted have received Ordinary Shares or ADSs or, at the Company’s option, cash in exchange for such Preference Shares in accordance with the Articles and provided further that this Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time payment of any sums paid under the Preference Shares or this Guarantee must be restored by a Holder thereof for any reason whatsoever.

ARTICLE 9
 INDEMNIFICATION

     Section 9.01. Exculpation. (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or Holdings or any Covered Person for any loss, liability, expense, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, liability, expense, damage or claim incurred by reason of such Indemnified Person’s negligence or wilful misconduct with respect to such acts or omissions.

     (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor or Holdings and upon such information, opinions, reports or statements presented to the Guarantor or Holdings by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor or Holdings, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Dividends to Holders of Preference Shares might properly be paid.

     Section 9.02. Indemnification. Holdings agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 9.02 shall survive the termination of this Guarantee or the earlier resignation or removal of the Guarantee Trustee.

ARTICLE 10
 MISCELLANEOUS

     Section 10.01. Successors and Assigns. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and Holdings and shall inure to the benefit of the Holders of the Preference Shares then outstanding.

     Section 10.02. Amendments. Except for those changes provided for in the two penultimate sentences of this paragraph, this Guarantee may be modified by the Guarantor, Holdings and the Guarantee Trustee only with the prior approval of the Holders of not less than a majority in liquidation preference of the Preference Shares in issue at the relevant time (excluding any Preference Shares beneficially owned at that time by the Guarantor and Holdings or any of their Affiliates) other than Preference Shares purchased or acquired by the Guarantor or its Affiliates in connection with transactions effected by or for the account of customers of the Guarantor or any of its Affiliates in connection with the distribution or trading of or market making in connection with such securities and except that persons (other than Affiliates of the Guarantor) to whom the Guarantor or Holdings or any of their subsidiaries have pledged Preference Shares may vote or convert with respect to such pledged securities pursuant to the terms of such pledge). This Guarantee may be amended without the consent of the Holders of the Preference Shares to (i) cure any ambiguity, (ii) correct or supplement any provision in this Guarantee that may be defective or inconsistent with any other provision of this Guarantee, (iii) add to the covenants, restrictions or obligations of the Guarantor or Holdings, (iv) conform to any change in the Investment Company Act or the rules or regulations thereunder and (v) modify, eliminate and add to any provision of this Guarantee to such extent as may be necessary or desirable; provided that no such amendment shall have a material adverse effect on the rights, preferences or privileges of the Holders of the Preference Shares. None of Section 5.01, Section 5.02 Section 7.02, Section 7.03 nor Section 10.02 may be amended without the prior approval of each Holder of the Preference Shares. Any amendment hereof in accordance with this Section 10.02 shall be binding on all Holders.

     Section 10.03. Judgment Currency Indemnity. (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert an amount due from the Guarantor or Holdings under any provision of this Guarantee to a currency other than the U.S. dollar, the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, The Bank of New York could purchase such other currency with U.S. dollars at its New York office on the second Business Day preceding the day on which final judgment is given.

     (b) The several obligations of the Guarantor and Holdings in respect of any amount due to the Guarantee Trustee or any Holders under this Agreement shall, notwithstanding any judgment in a currency other than the U.S. dollar, be discharged only to the extent that on the Business Day following receipt by the Guarantee Trustee or such Holders, as the case may be, of any amount adjudged to be so due in such other currency, the Guarantee Trustee or such Holders, as the case may be, may in accordance with normal banking procedures purchase U.S. dollars with such other currency.

     (c) If the amount of U.S. dollars so purchased is less than the amount originally due to the Guarantee Trustee or such Holders, as the case may be, in U.S. dollars, the Guarantor and Holdings agree severally, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Guarantee Trustee or such Holders, as the case may be, against such loss.

     (d) If the amount of U.S. dollars so purchased exceeds the amount originally due to the Guarantee Trustee or such Holders, as the case may be, the Guarantee Trustee or such Holders, as the case may be, agree to remit any remaining amount to the Guarantor or Holdings, as the case may be, in pounds sterling.

     Section 10.04. Assignment of the Guarantor and Holdings. The Guarantor and Holdings will not assign their respective obligations under the Guarantee, except in the case of a merger, consolidation or a sale or contribution of substantially all of its assets, where the Guarantor or Holdings is not the surviving entity.

     Section 10.05. Notices. All notices provided for in this Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

(a) If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below:

The Bank of New York
101 Barclay Street
Floor 2l West
New York, NY 10286

Attention: Corporate Trust Administration—Emma Wilkes
Facsimile: +44 207 964 6399

     (b) If given to the Guarantor or Holdings, at the Guarantor’s or Holdings mailing address set forth below (or such other address as the Guarantor or Holdings may give notice of to the Holders of the Preference Shares):

Hampshire International Business Park
Chineham, Basingstoke
Hampshire RG24 8EP
 England

Attention: Company Secretary

(c) If given to any Holder of Preference Shares, at the address set forth in the Register.

     All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

     Section 10.06. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF, EXCEPT FOR SECTION 6.01 HEREOF, WHICH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF ENGLAND AND WALES, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF. THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION RELATED HERETO.

     Section 10.07. Jurisdiction and Service of Process. (a) Any claim or proceeding brought by the Guarantee Trustee on behalf of Holders or a Holder to enforce the obligations of the Guarantor or Holdings hereunder, including, without limitation, any claims, counter-claims and cross-claims asserted against the Guarantee Trustee in connection therewith, shall be brought in a court of competent jurisdiction in England and Wales or the State of New York.

     (b) Each of the Guarantor and Holdings irrevocably consents to the jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof, and waives any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with this Guarantee. Each of the Guarantor and Holdings irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Guarantee in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Guarantor and Holdings agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Guarantor or Holdings and may be enforced in any court to the jurisdiction of which such Guarantor or Holdings is subject by a suit upon such judgment; provided that service of process is effected upon the Guarantor or Holdings in the manner provided herein. Notwithstanding the foregoing, any suit, action or proceeding brought in connection with this Guarantee may be instituted in any competent court in England and Wales.

     (c) Each of the Guarantor and Holdings agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Guarantee against the Guarantor or Holdings, as the case may be, in any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City may be made upon CT Corporation System at 111 8th Avenue, 13th Floor, New York, New York 10011, whom each of the Guarantor and Holdings irrevocably appoints as its authorized agent for service of process. Each Guarantor represents and warrants that CT Corporation System has agreed to act as the agent for service of process for the Guarantor and Holdings as the case may be. Each Guarantor and Holdings agrees that such appointment shall be irrevocable so long as any of the Securities or Preference Shares remain outstanding or until the irrevocable appointment by the Guarantor or Holdings, as the case may be, of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each of the Guarantor and Holdings further agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If CT Corporation System shall cease to act as the agent for service of process for the Guarantor or Holdings, the Guarantor or Holdings shall appoint without delay another such agent and provide prompt written notice to the Guarantee Trustee of such appointment. With respect to any such action in any court of the State of New York or any United States federal court in the Borough of Manhattan, New York City, service of process upon CT Corporation System, as the authorized agent of the Guarantor or Holdings, as the case may be, for service of process, and written notice of such service to the Guarantor or Holdings, as the case may be, shall be deemed, in every respect, effective service of process upon the Guarantor or Holdings, as the case may be.

     (d) Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law.

     THIS GUARANTEE is executed as of the day and year first above written.

SHIRE PHARMACEUTICALS GROUP
PLC,
as Guarantor

By:

Name:
Title:

SHIRE PLC,
as Guarantor

By:

Name:
Title:

THE BANK OF NEW YORK,
as Guarantee Trustee

By:

Name:
Title: